#APPLELISA

'83 APPLE LISA COMPUTER

THIS INITIAL OFFERING IS COMING SOON!



CURRENT VALUE: $110,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

#APPLELISA

'83 APPLE LISA COMPUTER

SPECS

FINANCIALS

Initial Offering Share Price	$11.00
Number of Shares	10,000
Initial Offering Market Cap.	$110,000
Storage Location	Rally

ASSET SPECIFICATIONS

Manufacturer	Apple
Model	Lisa
Year	1983
Condition	Fully functional
Magazine Article	Lisa: Close-up & Personal
Magazine Signature	Roger Wagner
Serial No.	B08B831330328

DESCRIPTION OF SERIES 1983 APPLE LISA

Investment Overview

- Upon completion of the Series #APPLELISA Offering, Series #APPLELISA will purchase a Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives as the Underlying Asset for Series #APPLELISA (The "Series 1983 Apple Lisa" or the "Underlying Asset" with respect to Series #APPLELISA, as applicable), the specifications of which are set forth below.
- Apple is a technology company known for producing some of the most successful products in consumer tech history such as the Macintosh, the iPod, and the iPhone.
- The Apple Lisa computer was a product released by Apple in 1983 and is often credited as a prototype to the Macintosh.
- The Underlying Asset is a Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives.

Asset Description

Overview & Authentication

- Apple was founded by Steve Jobs and Steve Wozniak in Los Altos, California on April 1, 1976. A third cofounder, Ronald Wayne, joined them as well to provide business guidance, sketching the first Apple logo by hand, but ultimately leaving the company before its incorporation, accepting an $800 check for his shares in the company.
- Apple's first product was the Apple-1, a motherboard with a processor and some memory intended for hobbyists invented by Wozniak, who hand-built every kit. Customers had to build their own case and add their own keyboard and monitor.
- The Apple-1 cost $250 to build and the original sale-price was $666.66.
- Apple produced 200 Apple-1 computers.
- The second batch of Apple-1 computers have a logo with letters "NTI" under the Apple-1 logo.
- Apple's initial market was Palo Alto's Homebrew Computer Club, a group of enthusiasts and personal computing hobbyists.
- In October 1977, the Apple-1 was discontinued, with Apple offering discounts and trade-ins, destroying those that were returned.
- The Apple-2, designed by Wozniak in 1977, was the first personal computer to achieve significant commercial success.
- The Apple-2 would go on to sell between five and six million units over more than a decade.
- In 1980, Apple released the Apple-3, a business focused computer meant to compete with IBM and Microsoft.
- In 1984, Apple released a TV commercial called "1984" directed by Ridley Scott that aired a single time during the third quarter of Super Bowl XVIII and never again. The commercial cost Apple $1.5 million and helped make the company a household name.
- In 1985, after a failed coup on the part of Jobs, Apple's board of directors removed Jobs from his duties and Jobs quite Apple.
- Wozniak left the company in 1985, selling most of his shares and claiming he felt the company was going in the wrong direction.
- After a series of failures and lagging financial performance, Apple purchased NeXT Computer, the company Jobs had gone on to found, and brought the founder back in-house in February 1997.
- On July 4 weekend of 1997, Jobs staged a successful boardroom coup and was installed as interim CEO.
- In 1997, another famous Apple advertising campaign was launched, "Think Different," which featured famous artists, scientists, and musicians.
- In 2001, Apple released the iPod.
- In 2007, Apple released the iPhone.
- In August 2020, Apple became a $2 trillion company, just 24 months after reaching the $1 trillion threshold.
- The Apple Lisa was designed as the successor to the Apple-2. Originally to be designed by Wozniak, it was eventually taken over by Ken Rothmuller.

- Rothmuller told Steve Jobs that the project would not be able to be completed by the 1981 deadline, prompting Jobs to replace him with John Couch as the manager of the Lisa project.
- Xerox was given the ability to invest $1 million in Apple before its IPO and in return Lisa project engineers were given tours of the offices of Xerox and came away inspired by the technology, and the design for the Lisa project shifted to become more focused on software.
- Eventually Jobs took over as the manager of the Lisa project, insisting upon the use of Twiggy floppy drives, which were known to be unreliable. These drives were replaced with a single Sony drive for the Lisa 2, at no charge to the customer. As Apple required the return of the original Twiggy floppy drives for the upgrade, they have become "incredibly rare."
- The Lisa computer was released at a price of $9,995 — a massive premium compared to conventional computers at the time but was intended to help recoup the millions of dollars invested in the computer's development.
- At first sales hit target estimates, with 13,000 in 1983. But in 1984, when Apple expected to sell 80,000 units, the company sold 40,000. Afterwards sales continued to disappoint, and by 1986 the Lisa was discontinued.
- Roger Wagner was a Apple software engineer considered to be one of the most influential programmers of his era. Steve Wozniak said: "Roger Wagner didn't just read the first book on programming the Apple computer - he wrote it."
- In a 1983 commercial with Kevin Costner, the Lisa was featured in a TV ad.
- Lisa units were traded into Apple for a discount on the Macintosh Plus, which contributes to the rarity of contemporary Lisa computers.
- The Underlying Asset features an Apple label with Serial No. B08B831330328.

Notable Features

- The Underlying Asset is a Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives.
- The Underlying Asset is accompanied by a September 1983 article in Softalk Magazine titled "Lisa: Close-up & Personal signed by Roger Wagner.
- The Underlying Asset was used in the research and photography for an article in the September 1983 issue of Softalk Magazine titled "Lisa: Close-up & Personal).
- The Underlying Asset was originally purchased from Apple in 1983 by Roger Wagner.
- The Underlying Asset features original-configuration Twiggy floppy drives, an uninstalled Lisa 2 upgrade kit, and all necessary accessories for operation.
- The Underlying Asset includes an original Apple keyboard and mouse, an external Apple ProFile hard drive, nine boxes of software (LisaCalc, LisaDraw, LisaList, LisaGraph, LisaWrite, LisaProject, and Pascal), and a Lisa Owner's Guide.
- The Underlying Asset is fully operational and includes its original Apple shipping box.
- The Underlying Asset was used "... on a daily basis as part of the operations of Wagner's software company, Southwestern Data Systems. His company was listed on one of the first Apple promotional posters for the Macintosh, which included photos of Bill Gates and Mitch Kapor and the companies that had committed to developing software for the new Macintosh computer."

Notable Defects

- The Underlying Asset's condition is consistent with its description from RR Auctions and its assessment that the machine is fully operational.

Details

Series 1983 Apple Lisa	
Manufacturer	Apple
Model	Lisa
Year	1983
Condition	Fully functional
Magazine Article	Lisa: Close-up & Personal
Magazine Signature	Roger Wagner

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1983 Apple Lisa going forward.

#APPLELISA | $110K

COMPARABLE ASSET VALUE



ASSET VALUE
+850%

TRANSACTIONS
7

“[T]he advance that would finally make computers usable by people with no special training.”

WIRED

January 2010

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#APPLELISA

'83 APPLE LISA COMPUTER

After visiting the Xerox offices in 1979, Steve Jobs came away inspired by the Alto computer — the first project to implement a modern Graphical User Interface (GUI). Jobs pivoted the design of the Lisa computer (meant as the successor to the Apple II) to include a user-friendly GUI. #APPLELISA is an Apple Lisa Computer originally purchased by Apple Software Designer Roger Wagner, one of the most influential technologists of his era. Along with the fully functioning Lisa computer, #APPLELISA also includes a 1983 issue of Softalk Magazine featuring one of the first articles on the Lisa, signed by Wagner.

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#APPLELISA | *Visuals*

In 1983, Apple released an advertisement for the Lisa featuring a young Kevin Costner.

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#APPLELISA | *Timeline*

Aug. 1950 Steve 'Woz' Wozniak is born in San Jose, California.

Feb. 1955 Steve Jobs is born in San Francisco, California.

Jan. 1971 Through a mutual friend, Bill Fernandez (who would become an early Apple employee), Jobs and Woz meet for the first time.

Apr. 1976 Apple Computers is officially founded, with Ronald Wayne joining Woz and Jobs to act as a sort of "adult supervision," taking 10% stock in the new company, only to sell his shares back to his co-founders 12 days later for $800.

Jul. 1976 The Apple I goes on sale. All but 25 of the 200 units produced are sold.

Jan. 1983 The Lisa Computer is released for $9,995. #APPLELISA is purchased by Apple software designer Robert Wagner. After hitting initial sales estimates, the desktop fails to keep up with projections and is discontinued in 1986.

Sep. 1983 "Lisa: Close-up & Personal" is published in Softalk Magazine. The piece is one of the first published articles on the Lisa and uses #APPLELISA for research and photography purposes. A copy of the issue is later signed by Wagner and included as a part of #APPLELISA.

Jan. 1984	Apple airs a Ridley Scott-directed TV commercial during the third quarter of Super Bowl XVII. The commercial, called "1984," costs $1.5 million and would never be aired again.
Aug. 1997	At Macworld Expo, Jobs introduces Apple's newest slogan: "Think different."
Oct. 2001	The iPod is introduced, "putting 1,000 songs in your pocket."
Jan. 2007	Apple releases the iPhone. Jobs calls it a "revolutionary and magical product that is literally five years ahead of any other mobile phone."